Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Pulmonx Corporation
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Pulmonx Corporation (the “Company”) of our reports dated March 1, 2022, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP
San Francisco, California
May 10, 2022